Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Li3 Energy, Inc.

(formerly NanoDynamics Holdings, Inc.)

(An Exploration Stage Company)

San Isidro, Lima, Peru

We hereby consent to the inclusion in the Registration Statement on Form S-1 Amendment No. 7 dated March 5, 2012 of our report dated October 4, 2011, except for the period from June 24, 2005 (inception of exploration stage) to June 30, 2011, as to which the date is January 6, 2012, relating to the consolidated financial statements for the years ended June 30, 2011 and 2010, respectively, and for the period from June 24, 2005 (inception) through June 30, 2011. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

March 5, 2012